Exhibit (a)(2)

GTC BIOTHERAPEUTICS, INC.

175 Crossing Boulevard

Framingham, Massachusetts 01702

NOTICE OF MERGER AND APPRAISAL RIGHTS

AVAILABLE TO SHAREHOLDERS OF

GTC BIOTHERAPEUTICS, INC.

To the Former Shareholders of GTC Biotherapeutics, Inc.:

NOTICE IS HEREBY GIVEN pursuant to Sections 11.05(b) and 13.20(b) of the Massachusetts Business Corporation Act (the “MBCA”) that on December 2, 2010, LFB Merger Sub, Inc., a Massachusetts corporation (“Merger Sub”), which then held at least 90% of the outstanding shares of the common stock, par value $0.01 (the “Common Stock”), of GTC Biotherapeutics, Inc., a Massachusetts corporation (“GTC” or the “Company”), effected a short-form merger of itself with and into GTC pursuant to Section 11.05 of the MBCA (the “Merger”), with GTC surviving the Merger. As provided in Section 11.05 of the MBCA, the Merger did not require any action on the part of the Board of Directors of GTC or the other shareholders of GTC and no such action was requested or taken. LFB Merger Sub, Inc. was a wholly-owned subsidiary of LFB Biotechnologies S.A.S., a société par actions simplifiée established under the laws of France (“LFB”) and, following the Merger, GTC is now a wholly-owned subsidiary of LFB.

The Merger was consummated on December 2, 2010 upon the filing of articles of merger with the Secretary of State of the Commonwealth of Massachusetts.

GENERAL TERMS OF THE MERGER

The Merger was effected pursuant to the terms of a Stock Purchase and Merger Agreement, by and among GTC, LFB and Merger Sub, dated as of November 8, 2010 (the “Merger Agreement”). Under the Merger Agreement, the Company issued 61,100,000 shares of Common Stock to LFB in a private placement, at a purchase price of $0.30 per share. The purchase and sale of shares was consummated on December 2, 2010, and is described more fully in the Schedule 13E-3 filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 12, 2010 and amended and filed with the SEC on November 24, 2010 (the “13E-3”). A copy of the 13E-3, as well as all other public filings made by GTC, are available at the SEC’s website at www.sec.gov and from the “Investor Information” section of the Company’s website at www.gtc-bio.com.

Following the issuance of such shares to LFB, LFB converted 115 shares of Series D Preferred Stock, par value $0.01 per share, of the Company into 11,500 shares of Common Stock, and then contributed those shares, along with 21,299,906 shares of Common Stock previously held by LFB and the 61,100,000 shares it purchased in the private placement, to Merger Sub. Following such contribution, Merger Sub held at least 90% of the outstanding shares of GTC Common Stock, allowing Merger Sub to effect the Merger pursuant to the MBCA.

Pursuant to the Merger Agreement, upon the effective time of the Merger (the “Effective Time”), each share of GTC Common Stock then outstanding (other than those held by LFB or Merger Sub or held by the Company as treasury shares) was cancelled and converted into the right to receive $0.30 per share, without interest (the “Merger Consideration”).

The Board of Directors of GTC appointed a special committee consisting solely of independent and disinterested directors to evaluate and negotiate the stock purchase and the Merger on behalf of GTC and the shareholders of GTC who were not affiliated with LFB or Merger Sub. The special committee engaged independent legal counsel and an independent financial advisor to assist in the negotiations and its determination of the fairness of the Merger Consideration, and received a written opinion of the independent financial advisor that the Merger Consideration was fair, from a financial point of view, to the unaffiliated shareholders.

GTC believes that $0.30 is the per share fair value of the shares of Common Stock held by you.

APPRAISAL RIGHTS

Notwithstanding the Merger, capital stock held immediately prior to the closing of the Merger by shareholders of GTC, other than Merger Sub, who (a) perfect their rights to appraisal of such shares in accordance with Section 13.23 of the MBCA and (b) do not thereafter withdraw their demands for appraisal of such capital stock or otherwise lose their appraisal rights, in each case in accordance with the MBCA, shall represent the right to receive from the Company such payment as the holders thereof may be entitled to receive as determined by the appropriate court of jurisdiction in the Commonwealth of Massachusetts in an appraisal proceeding. All references in this summary of appraisal rights to a “shareholder” are to the record holder or holders of shares of Common Stock as of the Effective Time.

The following section of this Notice of Merger and Appraisal Rights entitled “Appraisal Rights Under Massachusetts Law” describes the rights that holders of shares of Common Stock have to dissent from the Merger and to be paid the fair market value of their shares.

APPRAISAL RIGHTS UNDER MASSACHUSETTS LAW

Under Massachusetts law, holders of the Common Stock of the Company have the right to dissent from the Merger and to receive payment in cash for the fair value of their shares of Common Stock of the Company. Fair value for these purposes means the value of the shares immediately before the Effective Time of the Merger, excluding any element of value arising from the expectation or accomplishment of the Merger unless such exclusion would be inequitable.

Any shareholder who wishes to preserve his, her or its appraisal rights should carefully review Part 13 of the MBCA, attached as Appendix A to this Notice of Merger and Appraisal Rights, which sets forth the procedures to be complied with in perfecting any such rights. Failure to strictly comply with the procedures specified in Part 13 of the MBCA would result in the loss of any appraisal rights to which such shareholder may otherwise be entitled.

Overview of appraisal rights

Appraisal rights offer shareholders the ability to demand payment for their shares of the Company Common Stock in the event they are dissatisfied with the consideration that they are to receive in connection with the Merger. Shareholders who perfect any appraisal rights that they may have and follow certain procedures in the manner prescribed by the MBCA may be entitled to have their shares converted into the right to receive from the Company such cash consideration as may be determined to be due pursuant to Part 13 of the MBCA.

Only a holder of record of shares of the Common Stock may exercise appraisal rights, and if a holder exercises appraisal rights, he, she or it must exercise such rights with respect to all classes of shares. The following discussion is not a complete statement of the law pertaining to appraisal rights under the MBCA and is qualified in its entirety by the full text of Part 13 of the MBCA, which is attached to this Notice of Merger and Appraisal Rights as Appendix A. Please read Part 13 of the MBCA carefully, because exercising appraisal rights involves several procedural steps, and failure to follow appraisal procedures could result in the loss of such rights. Shareholders should consult with their advisors, including legal counsel, in connection with any demand for appraisal.

Under the MBCA, shareholders who perfect their rights to appraisal in accordance with Part 13 of the MBCA and do not thereafter withdraw their demands for appraisal or otherwise lose their appraisal rights, in each case in accordance with the MBCA, will be entitled to appraisal rights and to obtain payment of the fair value of their shares of the Company Common Stock, together with a fair rate of interest. Shareholders should be aware that the fair value of their shares of the Common Stock as determined by Part 13 of the MBCA could be more than, the same as or less than the Merger Consideration. Shareholders who wish to exercise appraisal rights, or to preserve their right to do so, should review the following discussion and Part 13 of the MBCA carefully. Shareholders who fail to timely and properly comply with the procedures specified will lose their appraisal rights.

Notice of Shareholder Intent to Exercise Appraisal Rights

A shareholder intending to demand appraisal rights must complete and sign the form enclosed herewith (the “Shareholder Certification Form”) and must deliver the completed Shareholder Certification Form and any certificates representing shares for which rights to appraisal are being asserted to the Company’s principal office at the address noted below, either by mail, by hand, messenger or delivery service or by fax:

GTC Biotherapeutics, Inc.

175 Crossing Boulevard

Framingham, Massachusetts 01702

Tel: (508) 620-9700

Fax: (508) 370-3797

If the Company does not receive a shareholder’s written intent to demand appraisal prior to January 18, 2011, such shareholder will not be entitled to payment for his, her or its shares under the appraisal provisions of the MBCA.

Shareholder Certification

The enclosed Shareholder Certification Form requires that a shareholder intending to demand appraisal rights certify:

(1) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before the date of the first announcement to shareholders of the principal terms of the Merger (i.e., November 8, 2010) (the “Merger Announcement Date”), and (2) that the shareholder did not vote for the Merger Agreement. If the shareholder does not return the completed form within the specified time period, he, she or it will be deemed to have accepted payment of the Merger Consideration in full satisfaction of the Company’s obligations under Section 13.24(b)(3) of the MBCA. A shareholder who wishes to exercise appraisal rights must certify on the Shareholder Certification Form whether the beneficial owner of the shares acquired beneficial ownership before the Merger Announcement Date. If a shareholder fails to make this certification, the Company may elect to treat the shareholder’s shares as After-Acquired Shares (discussed below). In addition, a shareholder who wishes to exercise appraisal rights must execute and return the Shareholder Certification Form and, in the case of certificated shares, deposit the certificates in accordance with the terms of this appraisal notice. Once a shareholder deposits his, her or its certificates or, in the case of uncertificated shares, returns the executed Shareholder Certification Form, the shareholder loses all rights as a shareholder unless the shareholder withdraws from the appraisal process by notifying the Company in writing by February 7, 2011 (the “Withdrawal Deadline”). A shareholder who does not withdraw from the appraisal process by the Withdrawal Deadline may not later withdraw without the Company’s written consent. A shareholder who does not execute and return the Shareholder Certification Form and deposit the share certificates by the applicable dates set forth in this appraisal notice is not entitled to payment under Part 13 of the MBCA.

The Shareholder Certification Form must be returned to the Company no later than January 18, 2011.

Upon written request, the Company will provide within 10 days after January 18, 2011, a list of all shareholders who have timely returned the Shareholder Certification Form and the total number of shares owned by such shareholders.

Assertion of Rights by Nominees and Beneficial Owners

A record shareholder may assert appraisal rights as to fewer than all the shares registered in his, her or its name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the Company in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if the shareholder submits to the Company the record shareholder’s written consent to the assertion of such rights with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder no later than the Shareholder Certification Form due date.

Payment for Shares Acquired Before Merger Announcement Date

Except with respect to After-Acquired Shares, within 30 days after the Shareholder Certification Form due date, the Company must pay in cash to those shareholders who complied with the procedural requirements the amount the Company estimates to be the fair value of their shares, plus interest. The fair value of the shares is the value of the shares immediately before the effective time of the Merger, excluding any element of value arising from the expectation or accomplishment of the Merger, unless exclusion would be inequitable. Interest accrues from the effective time of the Merger until the date of payment, at the average rate currently paid by the Company on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

The foregoing payment to each shareholder must be accompanied by (1) recent financial statements of the Company, (2) a statement of the Company’s estimate of the fair value of the shares, which estimate must equal or exceed the Company’s estimate given in the appraisal notice, and (3) a statement that shareholders who complied with the procedural requirements have the right to demand further payment. A shareholder who has been paid and is dissatisfied with the amount of the payment must notify the Company in writing of his, her or its estimate of the fair value of the shares and demand payment of that estimate plus interest, less the payment already made. A shareholder who fails to notify the Company in writing of his, her or its demand to be paid such shareholder’s stated estimate of the fair value plus interest within 30 days after receiving the Company’s payment waives the right to demand payment and will be entitled only to the payment made by the Company based on the Company’s estimate of the fair value of the shares.

Offer to Pay for After-Acquired Shares

The Company may withhold payment from any shareholder who did not certify that beneficial ownership of all of such shareholder’s shares for which appraisal rights are asserted was acquired before the Merger Announcement Date (the “After-Acquired Shares”). If the Company elects to withhold payment, within 30 days after the Shareholder Certification Form due date, it must provide such shareholders notice of certain information, including the Company’s estimate of fair value and such shareholder’s right to accept the Company’s estimate of fair value, plus interest, in full satisfaction of their demands. Those shareholders who wish to accept the Company’s offer must notify the Company of their acceptance within 30 days after receiving the offer. Within 10 days after receiving a shareholder’s acceptance, the Company must pay in cash the amount it offered in full satisfaction of the accepting shareholder’s demand.

A shareholder offered payment who is dissatisfied with that offer must reject the offer and demand payment of his, her or its stated estimate of the fair value of the shares plus interest. A shareholder who fails to notify the Company in writing of his, her or its demand to be paid his, her or its stated estimate of the fair value plus interest within 30 days after receiving the Company’s offer of payment waives the right to demand payment and will be entitled only to the payment offered by the Company based on the Company’s estimate of the fair value of the shares.

Those shareholders who do not reject the Company’s offer in a timely manner, or who otherwise do not satisfy the requirement outlined above for demanding appraisal, will be deemed to have accepted the Company’s offer, and the Company must pay to them in cash the amount it offered to pay within 40 days after sending the payment offer.

Procedures if Shareholder is Dissatisfied with Payment or Offer

If a shareholder makes a demand for payment which remains unsettled, the Company must commence an equitable proceeding in Middlesex Superior Court, Commonwealth of Massachusetts, within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the Company does not commence the proceeding within the 60-day period, it must pay in cash to each shareholder the amount the shareholder demanded plus interest. The Company must make all shareholders whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties must be served with a copy of the petition. Each shareholder made a party to the proceeding is entitled to judgment

(1)	for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the Company to the shareholder for such shares or

(2)	for the fair value, plus interest, of the shareholder’s shares for which the Company elected to withhold payment.

The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it, and the shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

Court Costs and Counsel Fees

The court in an appraisal proceeding must determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court must assess any costs against the Company, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

•	against the Company and in favor of any or all shareholders demanding appraisal if the court finds the Company did not substantially comply with its requirements under Part 13 of the MBCA; or

•

against either the Company or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Part 13 of the MBCA.

If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the Company, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited. To the extent the Company fails to make a required payment pursuant to Part 13 of the MBCA, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the Company all costs and expenses of the suit, including counsel fees.

APPENDIX A

Massachusetts Appraisal Rights Statute

ANNOTATED LAWS OF MASSACHUSETTS

MASSACHUSETTS BUSINESS CORPORATION ACT

Part 13

SUBDIVISION A. RIGHT TO DISSENT AND OBTAIN PAYMENT FOR

SHARES

Section 13.01. Definitions.

In this PART the following words shall have the following meanings unless the context requires otherwise:

“Affiliate”, any person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control of or with another person.

“Beneficial shareholder”, the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

“Corporation”, the issuer of the shares held by a shareholder demanding appraisal and, for matters covered in sections 13.22 to 13.31, inclusive, includes the surviving entity in a merger.

“Fair value”, with respect to shares being appraised, the value of the shares immediately before the effective date of the corporate action to which the shareholder demanding appraisal objects, excluding any element of value arising from the expectation or accomplishment of the proposed corporate action unless exclusion would be inequitable.

“Interest”, interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Marketable securities”, securities held of record by, or by financial intermediaries or depositories on behalf of, at least 1,000 persons and which were

(a)	listed on a national securities exchange,

(b)	designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc., or

(c)	listed on a regional securities exchange or traded in an interdealer quotation system or other trading system and had at least 250,000 outstanding shares, exclusive of shares held by officers, directors and affiliates, which have a market value of at least $5,000,000.

“Officer”, the chief executive officer, president, chief operating officer, chief financial officer, and any vice president in charge of a principal business unit or function of the issuer.

“Person”, any individual, corporation, partnership, unincorporated association or other entity.

“Record shareholder”, the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation. “Shareholder”, the record shareholder or the beneficial shareholder.

Section 13.02. Right to Appraisal.

(a)	A shareholder is entitled to appraisal rights, and obtain payment of the fair value of his shares in the event of, any of the following corporate or other actions:

(1)	consummation of a plan of merger to which the corporation is a party if shareholder approval is required for the merger by section 11.04 or the articles of organization or if the corporation is a subsidiary that is merged with its parent under section 11.05, unless, in either case, (A) all shareholders are to receive only cash for their shares in amounts equal to what they would receive upon a dissolution of the corporation or, in the case of shareholders already holding marketable securities in the merging corporation, only marketable securities of the surviving corporation and/or cash and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the merger other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the merging or the surviving corporation or of any affiliate of the surviving corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(2)	consummation of a plan of share exchange in which his shares are included unless: (A) both his existing shares and the shares, obligations or other securities to be acquired are marketable securities; and (B) no director, officer or controlling shareholder has a direct or indirect material financial interest in the share exchange other than in his capacity as (i) a shareholder of the corporation whose shares are to be exchanged, (ii) a director, officer, employee or consultant of either the corporation whose shares are to be exchanged or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation whose shares are to be exchanged in the aggregate;

(3)	consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the sale or exchange is subject to section 12.02, or a sale or exchange of all, or substantially all, of the property of a corporation in dissolution, unless:

(i)	his shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for his shares; or

(ii)	the sale or exchange is pursuant to court order; or

(iii)

in the case of a sale or exchange of all or substantially all the property of the corporation subject to section 12.02, approval of shareholders for the sale or exchange is conditioned upon the dissolution of the corporation and the distribution in cash or, if his shares are marketable securities, in marketable securities and/or cash, of substantially all of its net assets, in excess of a reasonable amount reserved to meet unknown claims under section 14.07, to the shareholders in accordance with their respective interests within one year after the sale or exchange and no director, officer or controlling shareholder has a direct or indirect material financial interest in the sale or exchange other than in his capacity as (i) a shareholder of the corporation, (ii) a director, officer, employee or consultant of either the corporation or the acquiring corporation or of any affiliate of the acquiring corporation if his financial interest is pursuant to bona fide arrangements with either corporation or any such affiliate, or (iii) in any other capacity so long as the shareholder owns not more than five percent of the voting shares of all classes and series of the corporation in the aggregate;

(4)	an amendment of the articles of organization that materially and adversely affects rights in respect of a shareholder’s shares because it:

(i)	creates, alters or abolishes the stated rights or preferences of the shares with respect to distributions or to dissolution, including making non-cumulative in whole or in part a dividend theretofore stated as cumulative;

(ii)	creates, alters or abolishes a stated right in respect of conversion or redemption, including any provision relating to any. sinking fund or purchase, of the shares;

(iii)	alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	excludes or limits the right of the holder of the shares to vote on any matter, or to cumulate votes, except as such right may be limited by voting rights given to new shares then being authorized of an existing or new class; or

(v)	reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 6.04;

(5)	an amendment of the articles of organization or of the bylaws or the entering into by the corporation of any agreement to which the shareholder is not a party that adds restrictions on the transfer or registration or any outstanding shares held by the shareholder or amends any pre-existing restrictions on the transfer or registration of his shares in a manner which is materially adverse to the ability of the shareholder to transfer his shares;

(6)	any corporate action taken pursuant to a shareholder vote to the extent the articles of organization, bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to appraisal;

(7)	consummation of a conversion of the corporation to nonprofit status pursuant to subdivision B of PART 9; or

(8)	consummation of a conversion of the corporation into a form of other entity pursuant to subdivision D of PART 9.

(b)	Except as otherwise provided in subsection (a) of section 13.03, in the event of corporate action specified in clauses (1), (2), (3), (7) or (8) of subsection (a), a shareholder may assert appraisal rights only if he seeks them with respect to all of his shares of whatever class or series.

(c)

Except as otherwise provided in subsection (a) of section 13.03, in the event of an amendment to the articles of organization specified in clause (4) of subsection (a) or in the event of an amendment of the articles of organization or the bylaws or an agreement to which the shareholder is not a party specified in clause (5) of subsection (a), a shareholder may assert appraisal rights with respect to those shares adversely affected by the amendment or agreement only if he seeks them as to all of such shares and, in the case of an amendment to the articles of organization or the bylaws, has not voted any of his shares of any class or series in favor of the proposed amendment.

(d)	The shareholder’s right to obtain payment of the fair value of his shares shall terminate upon the occurrence of any of the following events:

(1)	the proposed action is abandoned or rescinded; or

(2)	a court having jurisdiction permanently enjoins or sets aside the action; or

(3)	the shareholder’s demand for payment is withdrawn with the written consent of the corporation.

(e)	A shareholder entitled to appraisal rights under this chapter may not challenge the action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 13.03. Assertion of Rights by Nominees and Beneficial Owners.

(a)	A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

(b)	A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(1)	submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subclause (ii) of clause (2) of subsection (b) of section 13.22; and

(2)	does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

SUBDIVISION B. PROCEDURE FOR EXERCISE OF APPRAISAL RIGHTS

Section 13.20. Notice of Appraisal Rights.

(a)	If proposed corporate action described in subsection (a) of section 13.02 is to be submitted to a vote at a shareholders’ meeting or through the solicitation of written consents, the meeting notice or solicitation of consents shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this chapter and refer to the necessity of the shareholder delivering, before the vote is taken, written notice of his intent to demand payment and to the requirement that he not vote his shares in favor of the proposed action. If the corporation concludes that appraisal rights are or may be available, a copy of this chapter shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

(b)	In a merger pursuant to section 11.05, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in section 13.22.

Section 13.21. Notice of Intent to Demand Payment.

(a)	If proposed corporate action requiring appraisal rights under section 13.09 is submitted to vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(1)	shall deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2)	shall not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment under this chapter.

Section 13.22. Appraisal Notice and Form.

(a)	If proposed corporate action requiring appraisal rights under subsection (a) of section 13.02 becomes effective, the corporation shall deliver a written appraisal notice and form required by clause (1) of subsection (b) to all shareholders who satisfied the requirements of section 13.21 or, if the action was taken by written consent, did not consent. In the case of a merger under section 11.05, the parent shall deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(b)	The appraisal notice shall be sent no earlier than the date the corporate action became effective and no later than 10 days after such date and must:

(1)	supply a form that specifies the date of the first announcement to shareholders of the principal terms of the proposed corporate action and requires the shareholder asserting appraisal rights to certify (A) whether or not beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date and (B) that the shareholder did not vote for the transaction;

(2)	state:

(i)	where the form shall be sent and where certificates for certificated shares shall be deposited and the date by which those certificates shall be deposited, which date may not be earlier than the date for receiving the required form under subclause (ii);

(ii)	a date by which the corporation shall receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection (a) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

(iii)	the corporation’s estimate of the fair value of the shares;

(iv)	that, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in clause (ii) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(v)	the date by which the notice to withdraw under section 13.23 shall be received, which date shall be within 20 days after the date specified in subclause (ii) of this subsection; and

(3)	be accompanied by a copy of this chapter.

Section 13.23. Perfection of Rights; Right to Withdraw.

(a)	A shareholder who receives notice pursuant to section 13.22 and who wishes to exercise appraisal rights shall certify on the form sent by the corporation whether the beneficial owner of the shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to clause (1) of subsection (b) of section 13.22. If a shareholder fails to make this certification, the corporation may elect to treat the shareholder’s shares as after–acquired shares under section 13.25. In addition, a shareholder who wishes to exercise appraisal rights shall execute and return the form and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subclause (ii) of clause (2) of subsection (b) of section 13.22. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the executed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to said subsection (b).

(b)	A shareholder who has complied with subsection (a) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subclause (v) of clause (2) of subsection (b) of section 13.22. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(c)	A shareholder who does not execute and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection (b) of section 13.22, shall not be entitled to under this chapter.

Section 13.24. Payment.

(a)	Except as provided in section 13.25, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, the corporation shall pay in cash to those shareholders who complied with subsection (a) of section 13.23 the amount the corporation estimates to be the fair value of their shares, plus interest.

(b)	The payment to each shareholder pursuant to subsection (a) shall be accompanied by:

(1)	financial statements of the corporation that issued the shares to be appraised, consisting of a balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	a statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subclause (iii) of clause (2) of subsection (b) of section 13.22; and

(3)	a statement that shareholders described in subsection (a) have the right to demand further payment under section 13.26 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted the payment in full satisfaction of the corporation’s obligations under this chapter.

Section 13.25. After-Acquired Shares.

(a)	A corporation may elect to withhold payment required by section 13.24 from any shareholder who did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to clause (1) subsection (b) of section 13.22.

(b)	If the corporation elected to withhold payment under subsection (a) it must, within 30 days after the form required by subclause (ii) of clause (2) of subsection (b) of section 13.22 is due, notify all shareholders who are described in subsection (a):

(1)	of the information required by clause (1) of subsection (b) of section 13.24:

(2)	of the corporation’s estimate of fair value pursuant to clause (2) of subsection (b) of said section 13.24;

(3)	that they may accept the corporation’s estimate of fair value, plus interest, in full satisfaction of their demands or demand appraisal under section 13.26;

(4)	that those shareholders who wish to accept the offer shall so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

(5)	that those shareholders who do not satisfy the requirements for demanding appraisal under section 13.26 shall be deemed to have accepted the corporation’s offer.

(c)	Within 10 days after receiving the shareholder’s acceptance pursuant to subsection (b), the corporation shall pay in cash the amount it offered under clause (2) of subsection (b) to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

(d)	Within 40 days after sending the notice described in subsection (b), the corporation must pay in cash the amount if offered to pay under clause (2) of subsection (b) to each shareholder deserved in clause (5) of subsection (b).

Section 13.26. Procedure if Shareholder Dissatisfied With Payment or Offer.

(a)	A shareholder paid pursuant to section 13.24 who is dissatisfied with the amount of the payment shall notify the corporation in writing of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus interest, less any payment under section 13.24. A shareholder offered payment under section 13.25 who is dissatisfied with that offer shall reject the offer and demand payment of the shareholder’s stated estimate of the fair value of the shares plus interest.

(b)	A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection (a) within 30 days after receiving the corporation’s payment or offer of payment under section 13.24 or section 13.25, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

SUBDIVISION C. JUDICIAL APPRAISAL OF SHARES

Section 13.30. Court Action.

(a)	If a shareholder makes demand for payment under section 13.26 which remains unsettled, the corporation shall commence an equitable proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to section 13.26 plus interest.

(b)	The corporation shall commence the proceeding in the appropriate court of the county where the corporation’s principal office, or, if none, its registered office, in the commonwealth is located. If the corporation is a foreign corporation without a registered office in the commonwealth, it shall commence the proceeding in the county in the commonwealth where the principal office or registered office of the domestic corporation merged with the foreign corporation was located at the time of the transaction.

(c)	The corporation shall make all shareholders, whether or not residents of the commonwealth, whose demands remain unsettled parties to the proceeding as an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law or otherwise as ordered by the court.

(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint 1 or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares, plus interest, exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value, plus interest, of the shareholder’s shares for which the corporation elected to withhold payment under section 13.25.

Section 13.31. Court Costs and Counsel Fees.

(a)	The court in an appraisal proceeding commenced under section 13.30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess cost against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(b)	The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of sections 13.20, 13.22, 13.24 or 13.25; or

(2)	against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)	If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(d)	To the extent the corporation fails to make a required payment pursuant to sections 13.24, 13.25, or 13.26, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.